Exhibit 99.1

 Ollie’s Bargain Outlet Holdings, Inc. Announces
 First Quarter Fiscal 2026 Results

Earnings Ahead of Expectations

Net Sales Increased 14%, Earnings Per Share Increased 19%,
and Adjusted Earnings Per Share Increased 21%

 Raising Fiscal 2026 Earnings Per Share Outlook

HARRISBURG, PA – June 3, 2026 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced financial results for the first quarter ended May 2, 2026.

“We are very pleased with our first quarter results and the outstanding performance of our team,” said Eric van der Valk, President and Chief Executive Officer. “We delivered strong earnings growth driven by solid top line results and unit growth, robust margins, and disciplined expense control. These results underscore the durability of our business model, the strength of our value proposition, and our ability to execute through a challenging consumer backdrop.”

Mr. van der Valk continued, “On top of delivering strong earnings growth in the quarter, we continue to execute well against our strategic initiatives. We opened 27 new stores, grew our Ollie’s Army membership base by 13%, made progress on our category productivity initiatives, reinvested in our supply chain, and returned $53 million to shareholders through share repurchases in the first quarter. Based on our solid start to the year, we are raising our earnings per share outlook for fiscal 2026.”

	Thirteen weeks ended
Dollars in thousands, except per share data	May 2, 2026	May 3, 2025
Net sales	$658,928	$576,767
Yr/yr change	14.2%	13.4%
Comparable store sales change (1)	1.7%	2.6%
Net income	$56,400	$47,560
Net income per diluted share	$0.92	$0.77
Adjusted net income per diluted share	$0.91	$0.75
Yr/yr change	21.3%	2.7%
Adjusted EBITDA	$87,892	$72,159
% of net sales	13.3%	12.5%
Store openings	27	25
Store growth, yr/yr change	15.1%	13.2%

(1)	Calculated based on the comparable number of weeks from the prior year.

 First Quarter 2026 Highlights and Year-Over-Year Comparisons

•	Opened 27 new stores and ended the quarter with 672 stores in 35 states, an increase of 15.1%.

•	Ollie’s Army loyalty members increased 12.6% to 17.5 million members.

•	Net sales increased 14.2% to $658.9 million, driven by new store unit growth and an increase in comparable store sales.

•	Comparable store sales increased 1.7%, driven primarily by an increase in basket.

•	Gross margin increased 80 basis points to 41.9%. This was above our expectation and driven by lower supply chain costs and a modest increase in merchandise margin.

•	Selling, general, and administrative (“SG&A”) expenses as a percentage of net sales was flat at 28.6%.

•	Pre-opening expenses decreased 3.2% to $6.4 million, primarily driven by lower dark rent expense associated with the bankruptcy acquired stores, partially offset by an increase in store openings.

•	Adjusted net income increased 21.3% to $55.9 million and adjusted net income per diluted share increased 21.3% to $0.91.

•
Total cash and investments increased 26.7%, or $110.7 million, to $525.6 million. This included cash and cash equivalents of $197.7 million, short-term investments of $51.9 million, and long-term investments of $276.0 million.

•
The Company invested $53.4 million of cash to repurchase 542,486 shares of its common stock. At the end of the first quarter, $205.4 million remained available for future share repurchases under the current share repurchase authorization.

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Outlook

The Company is raising its earnings per share outlook for the 2026 fiscal year ending January 30, 2027. A table comparing the current outlook metrics to the previous outlook metrics is below. These metrics do not assume any impact from IEEPA tariff refunds.
	Current	Previous
New store openings	75	75
Net sales	$2.980 to $3.000 billion	$2.985 to $3.013 billion
Comparable store sales growth	~2%	~2%
Gross margin	~40.7%	~40.5%
Operating income	$340 to $348 million	$339 to $348 million
Adjusted net income (1)(2)	$271 to $277 million	$270 to $277 million
Adjusted net income per diluted share(1)(2)	$4.45 to $4.55	$4.40 to $4.50
Annual effective tax rate(2)	~25%	~25%
Diluted weighted average shares outstanding	~60.9 million	~61.4 million
Capital expenditures	$103 to $113 million	$103 to $113 million
Share repurchases	~$125 million	~$100 million

(1)	Includes interest income of approximately $21 million.
(2)	Excludes the excess tax benefits related to stock-based compensation, as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss first quarter 2026 financial results is scheduled for today, June 3, 2026, at 8:30 a.m. Eastern Time. To access the live conference call, please preregister here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com/. A replay of the conference call webcast will be available on the investor relations website for one year.

About Ollie’s

Ollie’s is a leading off-price retailer of brand name household products. Since our founding in 1982, our mission has been to sell Good Stuff Cheap®. We do this through a flexible buying model that focuses on closeout merchandise and excess inventory from suppliers and manufacturers around the world. Our stores offer Real Brands! Real Bargains! ® in a treasure hunt environment at prices up to 70% below traditional retailers. As of May 2, 2026, we operated 672 stores in 35 states and growing! For more information, visit www.ollies.com.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, EBITDA, and Adjusted EBITDA are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table included in this press release, which sets forth the non-GAAP operating adjustments for the 13-week periods ended May 2, 2026 and May 3, 2025.

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Forward-Looking Statements

This press release contains certain forward-looking statements, which includes but is not limited to statements regarding industry trends, value creation, customer trends, new stores, distribution centers, and various financial outlook figures, including new store openings, net sales, comparable store sales, gross margin, SG&A, operating income, net income, adjusted net income, adjusted net income per diluted share, effective tax rate, diluted weighted average shares outstanding and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “could”, “may”, “might”, “will,” “likely”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “expects”, “continues”, “projects”, “forecasts”, and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact

John Rouleau
Managing Director of Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact

Tom Kuypers
Senior Vice President, Marketing
tkuypers@ollies.us

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks ended
	May 2, 2026	May 3, 2025

Net sales	$658,928	$576,767
Cost of sales	382,964	339,736
Gross profit	275,964	237,031
Selling, general and administrative expenses	188,682	164,832
Depreciation and amortization expenses	11,283	9,357
Pre-opening expenses	6,442	6,656
Operating income	69,557	56,186
Interest income, net	(4,966)	(4,788)
Income before income taxes	74,523	60,974
Income tax expense	18,123	13,414
Net income	$56,400	$47,560
Earnings per common share:
Basic	$0.93	$0.78
Diluted	$0.92	$0.77
Weighted average common shares outstanding:
Basic	60,884	61,343
Diluted	61,191	61,816

Percentage of net sales:
Net sales	100.0%	100.0%
Cost of sales	58.1	58.9
Gross profit	41.9	41.1
Selling, general and administrative expenses	28.6	28.6
Depreciation and amortization expenses	1.7	1.6
Pre-opening expenses	1.0	1.2
Operating income	10.6	9.7
Interest income, net	(0.8)	(0.8)
Income before income taxes	11.3	10.6
Income tax expense	2.8	2.3
Net income	8.6%	8.2%

Components may not add to totals due to rounding.

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

Assets	May 2, 2026	May 3, 2025
Current assets:
Cash and cash equivalents	$197,673	$199,018
Short-term investments	51,886	170,490
Inventories	686,922	611,852
Accounts receivable	4,887	2,348
Prepaid expenses and other current assets	19,621	14,313
Total current assets	960,989	998,021
Property and equipment, net	398,308	346,151
Operating lease right-of-use assets	680,820	639,664
Goodwill	444,850	444,850
Trade name	230,559	230,559
Long-term investments	276,038	45,355
Other assets	2,335	2,379
Total assets	$2,993,899	$2,706,979
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$844	$566
Accounts payable	154,751	137,869
Income taxes payable	25,952	14,364
Current portion of operating lease liabilities	111,764	99,767
Accrued expenses and other current liabilities	120,909	95,238
Total current liabilities	414,220	347,804
Long-term debt	1,513	925
Deferred income taxes	91,905	81,006
Long-term portion of operating lease liabilities	596,175	547,431
Total liabilities	1,103,813	977,166
Stockholders’ equity:
Common stock	68	68
Additional paid-in capital	760,276	739,333
Retained earnings	1,664,709	1,415,273
Treasury - common stock	(534,967)	(424,861)
Total stockholders’ equity	1,890,086	1,729,813
Total liabilities and stockholders’ equity	$2,993,899	$2,706,979

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)
	Thirteen weeks ended
	May 2, 2026	May 3, 2025
Net cash provided by operating activities	$45,501	$28,702
Net cash used in investing activities	(49,561)	(18,266)
Net cash used in financing activities	(57,947)	(16,541)
Net decrease in cash and cash equivalents	(62,007)	(6,105)
Cash and cash equivalents, beginning of the period	259,680	205,123
Cash and cash equivalents, end of the period	$197,673	$199,018

Ollie’s Bargain Outlet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except for per share amounts)
	Thirteen weeks ended
	May 2, 2026	May 3, 2025

Net income	$56,400	$47,560
Excess tax benefits related to stock-based compensation (1)	(494)	(1,487)
Adjusted net income	$55,906	$46,073

Net income per diluted share	$0.92	$0.77
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation (1)	(0.01)	(0.02)
Adjusted net income per diluted share	$0.91	$0.75

Diluted weighted-average common shares outstanding	61,191	61,816

Net income	$56,400	$47,560
Interest income, net	(4,966)	(4,788)
Depreciation and amortization expenses	14,934	12,809
Income tax expense	18,123	13,414
EBITDA	84,491	68,995
Non-cash stock-based compensation expense	3,401	3,164
Adjusted EBITDA	$87,892	$72,159

Components may not add to totals due to rounding.
(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation

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Ollie’s Bargain Outlet Holdings, Inc.
Key Statistics (unaudited)
(Dollars in thousands)

	Thirteen weeks ended
	May 2, 2026	May 3, 2025
Number of stores - beginning of period	645	559
Store openings	27	25
Store closings	-	-
Number of stores - end of period	672	584
Yr/yr store growth	15.1%	13.2%
Comparable stores sales change	1.7%	2.6%
Comparable store count – end of period	557	508
Total cash and investments (1)	$525,597	$414,863
Capital expenditures	$25,474	$26,740
Share repurchases	$53,366	$17,107

(1)	Includes cash and cash equivalents, short-term investments, and long-term investments.

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